Exhibit 99.1

News Release

International Game Technology Enters Into a Definitive Agreement to Sell the Barcrest Group to Scientific Games Corporation

(LAS VEGAS – April 26, 2011) – International Game Technology (NYSE: IGT) and Scientific Games Corporation (NASDAQ: SGMS) have entered into a definitive agreement whereby IGT will sell the Barcrest Group to Scientific Games for a net cash consideration of approximately $54 million. IGT may also receive an additional $3 million in cash subject to certain post-closing adjustments. In total, including a receivables collection arrangement, the enterprise value of the transaction could reach approximately $66 million. This transaction is expected to close during the second half of IGT’s fiscal year 2011.

“Barcrest has a 40-year history of developing extremely innovative gaming products and content for the United Kingdom and markets in other European countries. We believe the combination of their exceptional games with Global Draw’s and Games Media’s state-of-the-art delivery network offers the best of both worlds to our customers, Barcrest’s existing customers, and the end consumer alike,” said Lorne Weil, Chairman and CEO of Scientific Games.

“This transaction is a true win for all, that allows Scientific Games and Barcrest to leverage comparable synergies, while allowing IGT to have greater focus on our other lines of business,” said Patti Hart, President and CEO of IGT. “Scientific Games is an ideal new home for Barcrest and provides a strategic alignment between both companies’ core objectives.  This agreement is a responsible decision that benefits each group’s customers and employees, while also serving the interests of our shareholders.”

This transaction is subject to U.K. competition approvals and certain other usual and customary closing conditions.

News Release

About Scientific Games
Scientific Games Corporation is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Scientific Games' integrated array of products and services include instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming machines and associated gaming control systems. For more information, please visit the Scientific Games website at www.scientificgames.com.

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Cautionary Note
This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed transaction. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction might not close or that the closing may be delayed. More information about potential factors that could affect IGT’s business and financial results is included in IGT’s filings with the SEC available at the SEC’s website at www.sec.gov and on the investor relations section of IGT’s website at www.IGT.com. All information provided in this release is as of April 26, 2011, and IGT does not intend, and undertakes no duty, to update this information.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232